Exhibit 10.19

ESI EXCESS PENSION PLAN

2008 RESTATEMENT

TABLE OF CONTENTS

- i -

- ii -

Section 12.09.	Governing Laws	11
Section 12.10.	Severability	11
Section 12.11.	Headings	11
Section 12.12.	Compliance with Section 409A Standards	11

ARTICLE XIII	PARTICIPATION BY OTHER EMPLOYEES	11
Section 13.01.	Adoption of the Plan	11
Section 13.02.	Withdrawal from Participation	11
Section 13.03.	ITT ESI as Agent for Employers	11

- iii -

ESI EXCESS PENSION PLAN

2008 RESTATEMENT

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PLAN

Section 1.01.              Restatement of the Plan. ITT Educational Services, Inc. ("ITT ESI") hereby restates in its entirety, effective as of January 1, 2008, the ESI Excess Pension Plan. The Plan was originally established, effective as of June 9, 1998, as an unfunded plan of deferred compensation for the benefit of a select group of management and highly compensated employees. The Plan was subsequently amended by that certain First Amendment, effective January 1, 2003. The Plan was effectively closed to new Members as of June 2, 2003, and it was frozen effective March 31, 2006, the day as of which future benefit accruals ceased under the Pension Plan.

Section 1.02.      Purpose of the Plan. The purpose of the Plan is to restore benefits earned by, but not available to, Eligible Employees because of certain limits imposed on qualified retirement plan benefits by the Code.

ARTICLE II

DEFINITIONS

As used in this document, the following words and phrases, when capitalized, will have the meaning set forth below, unless a different meaning is plainly required by the context:

Section 2.01.     "Actuarial Equivalent" means "Actuarial Equivalent" as defined in Section 2.01 of the Pension Plan.

Section 2.02.     "Beneficiary" means, with respect to each Member, the person or persons who are to receive benefits under the Pension Plan after the Member's death.

Section 2.03.     "Benefit Freeze" means the cessation of future benefit accruals under the Pension Plan effective as of March 31, 2006.

Section 2.04.	"Board of Directors" means the duly constituted board of directors of ITT ESI.

Section 2.05.     "Claimant" means a person submitting a claim for benefits under the Plan.

Section 2.06.     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rulings and regulations.

Section 2.07.     "Committee" means the committee established pursuant to Section 6.01 to serve as administrator of the Plan.

Section 2.08.     "Eligible Employee" means an Employee who is (1) a highly compensated employee within the meaning of Code section 414(q), (2) a participant in the Pension Plan, (3) hired by the Employer on or before June 2, 2003, and (4) designated by the compensation committee of the Board of Directors as a key management employee who is eligible for membership in the Plan pursuant to Article III.

Section 2.09.     "Employee" means any person employed by the Employer as a salaried employee, who is paid from a payroll maintained in the United States, and who receives compensation that the Employer initially reports on a Federal Wage and Tax Statement (Form W-2).

Section 2.10.     "Employer" means ITT ESI and any Related Employer that has adopted the Plan pursuant to Article XIII.

Section 2.11.     "ITT ESI" means ITT Educational Services, Inc. and any successor that adopts the Pension Plan and this Plan.

Section 2.12.     "Limitations" means (a) the limitation on compensation imposed by Code section 401(a)(17), as reflected in the applicable provisions of the Pension Plan; and (b) the limitations on benefits imposed by Code sections 415(b) and (e), as reflected in the applicable provisions of the Pension Plan.

Section 2.13.     "Maximum Benefit" means the maximum benefit permitted by Limitations payable to a Member under the Pension Plan, calculated taking into account the Benefit Freeze.

Section 2.14.     "Member" means any Employee who has been designated as an Eligible Employee pursuant to Article III and for whom benefits are to be provided under the Plan.

Section 2.15.     "Pension Plan" means the Code qualified pension plan known as the "ESI Pension Plan," as amended from time to time.

Section 2.16.     "Plan" means the unfunded, nonqualified pension plan known as the "ESI Excess Pension Plan," as set forth in this instrument, as it may be amended from time to time.

Section 2.17.	"Plan Year" means the calendar year.

Section 2.18.     "Related Employer" means any employer that, together with ITT ESI, is under common control or a member of an affiliated service group, as determined under Code sections 414(b), (c), (m), and (o), except that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language "at least 50%" will be used instead of "at least 80%" each place it appears in Code sections 1563(a) (1), (2), and (3), and in applying § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), "at least 50%" will be used instead of "at least 80%" each place it appears in § 1.414(c)-2.

Section 2.19.     "Section 409A Standards" means the applicable requirements and standards for non-qualified deferred compensation plans established by Code section 409A.

Section 2.20.     "Separation From Service" means, with respect to a Member, the Member's death, retirement, or other termination of employment with ITT ESI and all Related Employers. Whether a Separation From Service has occurred will be determined in accordance with the Section 409A Standards, including §1.409A-1(h).

Section 2.21.     "Specified Employee" has the meaning given in Code section 409A(a)(2)(B)(i). The determination of which individuals are Specified Employees will be made in accordance with such rules and practices, consistent with the Section 409A Standards, as are established from time to time by the Board of Directors, or its designee, in its discretion.

Section 2.22.     "Unrestricted Benefit" means, with respect to any Member, the benefit to which the Member would have been entitled under the Pension Plan, calculated taking into account the Benefit Freeze, if that benefit had been determined without regard to the Limitations.

The use of singular and masculine words are for practical purposes only and will be deemed to include the plural and feminine, respectively, unless the context plainly indicates a distinction. Certain other definitions, as required, appear in the following Articles of the Plan.

ARTICLE III

ELIGIBILITY AND MEMBERSHIP

Section 3.01.     Eligibility. The Plan is intended to be an unfunded plan of deferred compensation for a select group of management and highly compensated Employees. An Employee shall be an Eligible Employee and thereby eligible for membership in this Plan only if the Employee is (1) a highly compensated Employee within the meaning of Code section 414(q); (2) a participant in the Pension Plan; (3) hired by the Employer on or before June 2, 2003; and (4) designated by the compensation committee of the Board of Directors as a key management Employee who is eligible for membership in the Plan.

Section 3.02.	Membership.

(a)          An Eligible Employee shall become a Member as of the date designated by the compensation committee of the Board of Directors.

(b)          A Member shall cease to be a Member as of the date his benefits under the Plan are totally distributed to him or on his behalf.

ARTICLE IV

BENEFITS

Section 4.01.     Amount of Benefit. Upon a Member's Separation From Service, the Member will be entitled to a benefit under this Plan that is equal in amount to the difference between his Unrestricted Benefit and his Maximum Benefit. The benefit payable under this Plan will be calculated after the Member's benefits payable under the Pension Plan are calculated.

Section 4.02.	Form and Timing of Payment.

(a)          A Member's benefit under the Plan will be paid in the form of a lump sum cash payment.

(b)          Except as provided in Subsection 4.02(c), a Member's benefit under the Plan will be paid within sixty (60) days following the Member's Separation From Service.

(c)          If a Member is a Specified Employee on the date of his Separation From Service, then except as provided in Section 4.03, the Member's benefit will be paid on the first day that is six (6) months after the date on which the Member's Separation From Service occurs.

Section 4.03.     Death Benefits. If a Member's Separation From Service is by reason of the Member's death, or if the Member dies after Separation From Service but before his Plan benefit is paid, the Committee or its designee will pay the Member's benefit under the Plan to the Member's Beneficiary in a lump sum cash payment within sixty (60) days after the Member's death.

Section 4.04.     Facility of Payment. If any benefit under the Plan is payable to a person whom the Committee knows is a minor or otherwise under legal incapacity, the Committee or its designee may have the payment made to the legal guardian of that person or to the person or organization as a court of competent jurisdiction may direct. To the extent permitted by law, any payment under this Section will be a complete discharge of any liability under the Plan to that person.

ARTICLE V

NONALIENATION OF BENEFITS

The Plan will not in any manner be liable for, or subject to, the debts or liabilities of any Member, Beneficiary, or any other person entitled to any Plan benefit. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any such benefit, whether presently or thereafter payable, will be void.

ARTICLE VI

ADMINISTRATION

Section 6.01.     Plan Administrator. The ESI Benefit Plan Administration & Investment Committee will be the administrator of the Plan. The Committee will consist of the number of members, not fewer than 3, that is specified from time to time by the Board of

Directors or its designee. A person must be an officer or employee of the Employer to be a member of the Committee. All members of the Committee will serve without compensation.

Section 6.02.     Removal and Replacement of Committee Members. The members of the Committee will hold membership at the pleasure of the Board of Directors and may be removed by the Board of Directors or its designee with or without cause. Any vacancy among the members will be filled by the Board of Directors or its designee.

Section 6.03.     Disqualification and Resignation. On the date when a Committee member is neither an employee nor an officer of an Employer, he will be disqualified from membership on the Committee. A member of the Committee may resign by delivering his written resignation to any other member of the Committee or to the Board of Directors. A resignation will become effective on the date specified in the instrument of resignation.

Section 6.04.     Chairman, Services, and Counsel. The members of the Committee will elect one of their members as Chairman and will elect a Secretary, who may be, but need not be, one of the members of the Committee. The Employer will provide the Committee, at the Employer's expense, with such clerical, accounting, actuarial, and other services as the Committee may reasonably require to carry out its responsibilities. The Committee may employ counsel, who may be, but need not be, counsel to the Employer.

Section 6.05.     Meetings. The Committee will hold meetings upon such notice, at the places, and at such times as the Committee may from time to time determine.

Section 6.06.     Quorum. A majority of the members of the Committee at the time holding office will constitute a quorum for the transaction of business. All resolutions and other actions taken by the Committee at any meeting will be by the vote of the majority of the members of the Committee present at the meeting.

Section 6.07.     Action Without Meeting. Any decision, order, direction, or other action made in writing and signed by a majority of the members of the Committee at the time holding office will constitute valid and effective action of the Committee, whether or not the matter to which that decision, order, direction, or other action pertains has already been acted upon at a duly called and held meeting of the Committee.

Section 6.08.     Correction of Defects. The Committee may correct any defect or supply any omission or reconcile any error or inconsistency in its previous proceedings, decisions, orders, directions, or other actions in such manner and to the extent as it deems advisable to carry out the Plan's purposes.

Section 6.09.     Reliance Upon Legal Counsel. The members of the Committee, and the Employer and its officers and directors, will be entitled to rely upon all opinions given by legal counsel selected by the Committee.

Section 6.10.     Expenses. In the performance of its duties, the Committee is authorized to incur reasonable expenses, including counsel fees, which will be paid by the Employer.

Section 6.11.     Indemnification. The Employer agrees to indemnify and hold harmless each member of the Committee against any cost, expense, or liability (including any sum paid in settlement of any claim with the approval of the Board of Directors) arising out of any act or omission to act as a member of the Committee, except only acts and omissions representing willful misconduct, fraud, or lack of good faith.

Section 6.12.     Powers and Duties of Committee. Subject to the specific limitations stated in this document, the Committee will have the following powers, duties, and responsibilities:

(a)	to carry out the Plan's general administration;

(b)          to cause to be prepared all forms necessary or appropriate for the Plan's administration;

(c)          to keep appropriate books and records, including minutes of the Committee's meetings;

(d)          to give directions as to the amounts to be disbursed to Participants and others under the Plan's provisions;

(e)          to determine, with discretionary authority and consistent with the provisions of this Plan, all questions of the eligibility, rights, and status of Members and others under the Plan;

(f)           to exercise all other powers, duties, and responsibilities specifically conferred upon the Committee elsewhere in this document;

(g)          to interpret, with discretionary authority, the provisions of the Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility; and

(h)	to employ agents to assist it in performing its administrative duties.

The Committee will at all times make similar decisions on similar questions involving similar circumstances. Subject to the provisions of Article VII, all decisions of the Committee made in good faith on all matters within the scope of its authority under the provisions of this Plan will be final and binding upon all persons.

ARTICLE VII

BENEFIT CLAIMS PROCEDURES

Section 7.01.     General Procedures. Claims for benefits under the Plan must be made in writing to the Committee or its designee. If a claim for benefits is wholly or partially denied, the Committee or its designee will notify the Claimant of the claim's denial within a reasonable period of time. The Committee or its designee is authorized to develop more fully the Plan's general benefit claims procedures by establishing from time to time various rules and procedures.

Within 60 days after the Claimant's receipt of written notice of the claim's denial, the Claimant, or his duly authorized representative, may file a written request with the Committee for a full and fair review of the denial of the Claimant's claim for benefits. In connection with the Claimant's request for review, the Claimant may review pertinent documents in the Committee's possession and may submit issues and comments in writing. The Committee will make a decision on review promptly after receipt of the Claimant's request for review. The decision on review will be in writing and written in a manner calculated to be understood by the Claimant, will set forth the specific reason or reasons for the decision, and will contain a specific reference to the pertinent Plan provisions on which the decision is based. If the decision on review is not furnished to the Claimant within 60 days of receipt of the request for review, the claim will be deemed denied on review.

Section 7.02.     Special Procedure for Certain Disability Claims. If a Claimant requests a benefit on account of disability, the Claimant is not a participant in ITT ESI's long-term disability plan, and the claim for the benefit is denied, special rules apply. In this situation, the Committee must notify the Claimant of the denial within 45 days after the claim for benefits is filed. This time period may be extended twice by 30 days if the Committee: (1) determines that the extension is required due to matters beyond its control and (2) notifies the Claimant of the circumstances requiring the extension of time and the date by which it expects to render a decision. If such an extension is necessary due to the Claimant's failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information, and the Claimant will be afforded at least 45 days from receipt of the notice within which to provide the specific information. If the Claimant delivers the requested information within the time specified, any 30 day extension period will begin after the Claimant has provided that information. If the Claimant fails to deliver the requested information within the time specified, the Committee may decide a claim without that information.

The Committee will send the Claimant a written statement explaining in detail the reasons for the denial. The written statement will explain the specific reason(s) for the denial and: (1) identify the Plan provision(s) on which the denial is based; (2) identify any additional material or information needed to complete the claim and why that information is necessary; (3) describe the Plan procedures and time limits for appealing the denial, the Claimant's right to obtain information about those procedures, and the right to sue in federal court; and (4) disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that the information will be provided free of charge upon request).

The Claimant will then have the right to ask the Committee to review the denial of the claim. This request must be made in writing to the Committee within 180 days after the claim is denied. The written request may be made by the Claimant or his or her authorized representative. The Committee will provide a written decision to the Claimant within 45 days after the Committee receives the Claimant's signed, written request for review, unless special circumstances require an additional period, up to 45 days, in which case the Committee will notify the Claimant of the special circumstances and the date by which the Committee expects to render its decision on review. If an extension is necessary due to the Claimant's failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the Claimant will be afforded at least 45 days from receipt of the notice to provide the specified information. If the Claimant delivers the requested information within the time specified, the 45 day extension of the appeal period will begin after the Claimant has provided that information. If the Claimant fails to deliver the requested information within the time specified, the Committee may decide the appeal without that information.

The following provisions apply to the right of appeal: (1) the Claimant will have the opportunity to submit written comments, documents, or other information in support of its appeal; (2) upon request, the Claimant will have access to all relevant documents as described by applicable U.S. Department of Labor regulations; (3) the review will take into account all information, whether or not presented or available at the initial determination; (4) the initial determination will not be afforded any deference; (5) the review will be conducted by a person different from the person who made the initial determination and who is not the original decisionmaker's subordinate; (6) if the decision is made on the grounds of a medical judgment, the Committee will consult with a health care professional with appropriate training and experience, and the health care professional will not be the individual who was consulted during the initial determination or that person's subordinate; and (7) the Committee will provide the Claimant with the name of any medical or vocational expert who advised the Plan with regard to the claim.

A notice that the request on appeal is denied will contain the following information: (1) the specific reason(s) for the appeal determination; (2) a reference to the specific Plan provision(s) on which the determination is based; (3) a statement disclosing any internal rule, guidelines, protocol, or similar criterion relied on in making the adverse determination (or a statement that this information will be provided free of charge upon request); (4) a statement describing the Claimant's right to bring a civil suit under federal law; (5) a statement that the Claimant is entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and (6) the statement "You or your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State Insurance Regulatory Agency."

Unless a Claimant receives a notice of a claim or appeal decision within the time limits above, the Claimant should proceed as if the claim or appeal has been denied.

Section 7.03.     Exhaustion of Remedy. No Claimant may institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the Claimant has first exhausted the applicable procedure set forth in this Article.

ARTICLE VIII

NATURE OF INTEREST OF MEMBER

Section 8.01.     Unsecured General Creditor. The interest of Members and Beneficiaries in the Plan shall be that of unsecured general creditors, with no secured or preferential right to any assets of ITT ESI or any Employer or any other party for payment of benefits under this Plan. Any property held by ITT ESI or any Employer for the purpose of generating cash flow for benefit payment shall remain as general, unpledged, and unrestricted assets. Any Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay benefits in the future.

Section 8.02.     Trust Fund. The applicable Employer shall be responsible for the payment of benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board of Directors may approve, for the purpose of providing for the payment of Plan benefits. Any trustees that are appointed shall be bonded in a manner satisfactory to the Employer. Whether or not such a trust is irrevocable, its assets shall at all times be subject to the claims of the Employer's general creditors in the event of the Employer's insolvency. To the extent any benefits provided under the Plan are paid from such a trust, the Employer shall have no further obligation to pay Plan benefits. Plan benefits not paid from the trust shall remain the obligations of the Employer.

ARTICLE IX

CONTRIBUTIONS

Section 9.01.     No Member Contributions. No contributions to the Plan by Members will be required or permitted under the Plan.

Section 9.02.     Employer Contributions. During the continuance of the Plan and for purposes of providing the benefits contemplated under the Plan, each Employer intends to pay out of its general assets, from time to time, those sums of money that the Committee deems sufficient to provide the benefits under the Plan.

ARTICLE X

AMENDMENT AND TERMINATION

ITT ESI, by resolution of the Board of Directors or by any person or persons duly authorized by the Board of Directors, will have the right, authority, and power to alter, amend, modify, revoke, or terminate the Plan.

ARTICLE XI

CONTINUED APPROVAL OF PENSION PLANS

The Plan, as set forth in this document, is intended to provide pension benefits supplemental to those provided under the Pension Plan. The Plan's implementation and continuance are expressly conditioned upon the absence of any disqualifying effects of implementation and continuance upon the Pension Plan under the Code. Any modification, amendment, or termination of the Plan may be made, retroactive or otherwise, as necessary or appropriate to maintain the qualification of Pension Plan under the Code or otherwise to cause the Pension Plan to comply with any applicable requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time.

ARTICLE XII

MISCELLANEOUS

Section 12.01.   No Enlargement of Employee Benefits. This Plan is strictly a voluntary undertaking on the part of each Employer and will not be deemed to constitute a contract between the Employer and any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan will be deemed to give any Employee the right to be retained in the service of any Employer or to interfere with the right of any Employer to discharge any Employee at any time. No person will have any right to benefits except to the extent provided in the Plan

Section 12.02.  Board of Directors' Power to Delegate Authority. The Board of Directors may, in its discretion, delegate to any person or persons all or any part of the Board of Directors' authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

Section 12.03.   No Impact on Other Benefits. Amounts accrued under this Plan shall not be included in any Member's compensation for purposes of calculating benefits under any other plan, program, or arrangement sponsored by an Employer.

Section 12.04.   No Individual Liability. It is the express purpose and intention of the Plan that no individual liability whatever will attach to, or be incurred by, the shareholders, officers, or members of the Board of Directors of any Employer, or the Committee or its members, or any fiduciary designated pursuant to Article VI, VIII or X, or any representative appointed by ITT ESI, under or by reason of any of the terms or conditions of the Plan.

Section 12.05.   Notice of Address. Each Member and Beneficiary entitled to benefits under the Plan must submit to the Committee or its designee his post office address and each change of post office address. Any communication, statement, or notice addressed to a person at his latest post office address as filed with the Committee or its designee will, upon deposit in the United States mail with postage prepaid, be binding upon that person for all Plan purposes, and the Committee will not be obliged to search for, or to ascertain the whereabouts of, any person, except as otherwise required by law.

Section 12.06.  Data. Members and Beneficiaries must furnish to the Committee or its designee any documents, evidence, or information that the Committee considers necessary or desirable for the purpose of administering the Plan, or to protect the Committee; and it will be a condition of the Plan that each person must furnish this information promptly and sign required documents before any benefits become payable under the Plan.

Section 12.07.  Misstatements. If the age, sex, or any other relevant facts relating to any person is found to have been misstated, the benefits payable to a Member or Beneficiary shall be the benefits that would have been provided on the basis of the correct information. Any excess payments due to misstatement shall be refunded to the Employer or withheld by it from any further amounts otherwise payable, and any underpayment shall be paid in full with the next payment due the Member or Beneficiary.

Section 12.08.  Taxes. To the extent required by law, amounts credited under the Plan shall be subject to federal social security and unemployment taxes during the years of service giving rise to such contributions or performed (or, if later, when the amount are not subject to a substantial risk of forfeiture). Each Employer shall withhold from any distributions made pursuant to the Plan such amounts as may be required by federal, state, or local law.

Section 12.09.  Governing Laws. The Plan will be construed and administered according to the internal laws of the State of Indiana to the extent that those laws are not preempted by federal law.

Section 12.10.   Severability. If any part of the Plan is adjudged by a court of competent jurisdiction to be contrary to the laws governing the Plan, then the Plan will, in all other respects, be and remain legally effective and binding to the full extent permissible under the law.

Section 12.11.  Headings. The headings of Articles, Sections, Subsections, Paragraphs, or other parts of the Plan are for convenience of reference only and do not define, limit, construe, or otherwise affect the contents of this document.

Section 12.12.   Compliance with Section 409A Standards. This Plan is intended to comply with the applicable Section 409A Standards and will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provisions, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable Section 409A Standards. To the extent that any terms of the Plan would subject any Member to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

ARTICLE XIII

PARTICIPATION BY OTHER EMPLOYERS

Section 13.01.  Adoption of the Plan. With ITT ESI's consent, any Related Employer may become a participating Employer under the Plan by (a) taking any action necessary to adopt the Plan, (b) filing with ITT ESI a copy of the resolutions adopted by the Related Employer's board of directors to adopt the Plan, and (c) executing and delivering any documents and taking any other action as may be necessary or desirable to put the Plan into effect with respect to that corporation or entity.

Section 13.02.   Withdrawal from Participation. Any Employer may, with ITT ESI's consent, withdraw from participation in the Plan at any time by filing with ITT ESI a copy of a resolution of its board of directors to that effect and giving notice of its intended withdrawal to ITT ESI prior to the effective date of withdrawal.

Section 13.03.  ITT ESI as Agent for Employers. Each Related Employer that becomes a participating Employer pursuant to Section 13.01 (Adoption of the Plan) by so doing will be deemed to have appointed ITT ESI its agent to exercise on its behalf all of the powers and authorities conferred upon ITT ESI or the Related Employer by the terms of the Plan, including, but not limited to, the power to amend and terminate the Plan. Each Employer must, from time to time, upon ITT ESI's request, furnish to ITT ESI any data and information as ITT ESI requires in the performance of its duties.

ITT Educational Services, Inc. has caused this restated Plan document for the ESI Excess Pension Plan to be executed and adopted, effective January 1, 2008, as evidenced by the signature of its duly authorized officer, this 19th day of December, 2007.

ITT EDUCATIONAL SERVICES, INC.

BY: /s/ Nina F. Esbin

Nina F. Esbin

Name

Senior Vice President Human Resources

Title